Exhibit 3.4

                     AMENDMENT NUMBER 2
                           TO THE
                    1995 RESTATED BYLAWS
                             OF
                     RENTRAK CORPORATION

     WHEREAS, Section 3.2 of the 1995 Restated Bylaws of
Rentrak Corporation (the "Bylaws") provides that the
Company's Board of Directors (the "Board") shall be comprised of between three and seven directors, with the exact number of directors to be established by resolution of the Board;

     WHEREAS, Article 11 of the Bylaws authorizes the Board to amend the Bylaws, and the Board believes that it is desirable and in the Company's best interests to amend
Section 3.2 of the Bylaws to increase the maximum number of directors from seven to nine; and

     WHEREAS, on February 23, 1998, at a duly convened meeting of the Board, the Board adopted a resolution amending
Section 3.2 as provided below.

     NOW THEREFORE, the first sentence of Section 3.2 of
Article 3 of the Bylaws is hereby amended in its entirety and shall read as follows:

          The number of directors of the
          corporation shall be not less than three or more than nine, with the number of directors to be established by resolution of the Board of Directors.

The second paragraph of Section 3.2 of the Bylaws is unchanged and shall remain in full force and effect.

     Dated as of this 23rd day of February, 1998.


                              /s/ F. Kim Cox

               F. Kim Cox, Executive Vice President,
                   Chief Financial Officer and Secretary